Exhbit No. 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Ron Rogers
May 9, 2008		Media Relations
916-746-3123
r.rogers@surewest.com

SUREWEST COMMUNICATIONS COMPLETES
SALE OF WIRELESS ASSETS TO VERIZON WIRELESS

ROSEVILLE, CA - Leading independent communications holding company SureWest Communications (Nasdaq: SURW) announced today that it has completed the previously announced sale of the operating assets of its Wireless business to Verizon Wireless for an aggregate cash purchase price of $69.0 million. Under the agreement, Verizon Wireless is acquiring the spectrum licenses and operating assets of SureWest Wireless, excluding SureWest’s more than 50-owned communication towers. The company expects to use $30 million of the net cash proceeds of the Wireless sale to repay a certain amount of its current outstanding debt facilities and the remaining balance to continue to fund the expansion of its broadband network.

About SureWest Communications
SureWest Communications (www.surewest.com) is one of the nation's leading integrated communications providers and is the bandwidth leader in the markets it serves under the SureWest and Everest brands. Headquartered in Northern California for more than 90 years, SureWest's bundled residential and commercial offerings include an array of advanced IP-based digital video, high-speed Internet, local and long distance telephone, and wireless PCS. Its fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps. In the greater Kansas City region, Everest (www.everestkc.com) is a network-based residential and commercial provider of voice, digital video and high-speed Internet services.